Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

•	Solid quarter of earnings accompanied by successful execution on larger strategic initiatives

•	Delivered net income of $36.3 million, or $0.41 per share, on 24% increase in revenues over Q1 ‘12

•	Closed on four bulk portfolio acquisitions totaling $93.3 billion, including Aurora

•	Servicing portfolio grew 87% over Q1 ‘12 to $193 billion

•	Record originations volume of $1.8 billion, up 52% over Q1 ‘12

Lewisville, TX (August 14, 2012) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage loan servicer, today reported net income of $36.3 million, or $0.41 per share, for the second quarter 2012 compared to $50.2 million, or $0.67 per share, in the first quarter 2012 and $1.7 million in the second quarter of 2011.

Pro-forma Q2 ‘12 EPS of $0.44 was comparable to the prior quarter’s pro-forma result of $0.44, after normalizing Q1 ‘12 for tax rate and share count and Q2 ‘12 for Aurora ramp-up expenses. Further details of pro-forma EPS are included in a table later in this release.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 31% to $101.2, or $1.13 per share, for the quarter versus $77.2 million, or $1.04 per share, in the first quarter 2012. Pro-forma Q2 ‘12 AEBITDA per share for operating segments of $1.18 was up 37% over the prior quarter pro-forma AEBITDA per share of $0.86, after normalizing Q1 ‘12 for share count and Q2 ‘12 for Aurora ramp-up expenses. Further details of AEBITDA are included in a table later in this release.

Nationstar’s revenue grew 24% to $200.0 million for the quarter from $161.7 million in the prior quarter and was up 143% from $82.2 million in the second quarter of 2011. Pre-tax income from operating segments for the quarter decreased by 8% to $56.4 million, or $0.63 per share, down from $61.4 million, or $0.82 per share, in the second quarter of 2012 and up 729% from $6.8 million in the first quarter of 2011.

Nationstar’s servicing portfolio, as measured by unpaid principal balance (“UPB”), increased significantly to $193 billion at quarter’s end from $103 billion at the end of the prior quarter. This increase is related to the acquisition of the Aurora, Metlife and Bank of America portfolios. UPB was up more than 192% over the second quarter 2011 balance of $66 billion.

“We continued to build upon our success from the first quarter and delivered another solid quarter of operating and financial results. Our ability to identify and acquire accretive portfolios demonstrates that we have the right strategy and business model to capitalize on the realignment of the $10 trillion mortgage industry,” said Jay Bray, Chief Executive Officer of Nationstar. “In the quarter, we executed on key strategic initiatives that we expect will deliver long-term value to customers and shareholders. These initiatives include the acquisition of the Aurora servicing portfolio, the launch of the preferred lender program with KB Home, and being named the ‘stalking horse’ bidder for the ResCap portfolio.”

“Our primary focus remains on improving asset performance in our portfolio by reducing delinquencies and defaults,” said Mr. Bray. “As we continue to grow the platform through strategic portfolio acquisitions, we remain committed to providing best-in-class service to our customers, recapturing value for mortgage credit owners, and creating value for our shareholders.”

Chief Financial Officer David Hisey said, “We had a strong quarter of financial results driven by the expansion of our servicing portfolio and record origination volume. On a comparative basis, our earnings were equal quarter-over-quarter, demonstrating our continued progress. We have multiple levers in place to support our continued growth in a capital-light manner. We believe we have the team, model, process and infrastructure necessary to capitalize on the growth opportunities in front of us.”

Business Segments

Servicing

Mortgage servicing fee income, before fair value adjustments, increased 25% to $109.2 million in second quarter 2012 compared to $87.5 million in the prior quarter. Total mortgage servicing fee income of $91.9 million was flat quarter-over-quarter primarily due to a fair value adjustment to mortgage servicing rights in the current quarter. In the current quarter, the servicing segment pre-tax loss was $4.7 million, versus $19.6 million of pre-tax income in the prior quarter and $3.4 million in the year-ago quarter.

The servicing segment net loss was due to a $20.9 million decrease in the fair value of mortgage servicing rights, an increase of $5.0 million of interest expense resulting from the April bond issuance, and $4.1 million of ramp expenses associated with the Aurora acquisition.

The fair value of mortgage servicing rights decreased in the current quarter by $20.9 million, or $0.23 per share, versus an increase in value of $0.5 million, or $0.01 per share, in the prior quarter. The $20.9 million decrease in fair value in the current quarter is comprised of an $11.1 million, or $0.12 per share pre-tax, mark-to-market decrease, and a $9.8 million, or $0.11 per share pre-tax, decrease in fair value primarily due to portfolio run-off.

Segment AEBITDA increased by 7% in the current quarter to $37.4 million compared to $34.9 million in the first quarter 2012 and was up 60% from $23.4 million in the second quarter of 2011. AEBITDA was higher than both periods due to the expansion of the servicing portfolio.

Nationstar’s average boarded portfolio UPB for the period was $115 billion which was an increase over the prior quarter average of $101 billion. The Nationstar’s 60-day delinquency rate fell by 30 basis points to 11.7% of UPB, helping Nationstar decrease the cost of servicing the portfolio and earn loss-mitigation or performance fees under some service contracts.

Origination

Origination revenue was up 53% compared to the previous quarter, and 304% year-over-year, to $108.1 million for the quarter. This was predominately due to record origination volume - up 52% over the previous quarter to $1.8 billion – and widening spreads between the primary and secondary markets. The origination business allows Nationstar to profitably create servicing assets and extend the life of servicing cash flows. The origination business also helps customers by providing refinance opportunities, while providing loan investors with loss mitigation tools. Nationstar’s recapture rate in the second quarter was 43%, marking six straight quarters of increases. Expenses were higher in the quarter due to increased staffing and origination expenses related to the higher volume of loan originations.

As a result of the favorable origination environment, pre-tax operating income for the segment was $61.1 million, versus $41.8 million in the prior quarter and $3.4 million in the year-ago quarter. Segment AEBITDA was up 50% over the previous quarter and nearly 1384% year-over-year to $63.8 million.

Aurora Acquisition

In June, Nationstar closed on the acquisition of the over $63 billion Aurora servicing portfolio, which was previously announced in March. The transaction demonstrates the power of Nationstar’s platform that includes a strong capital position, the ability to service agency and non-agency loans, and strong relationships with the GSEs.

The Aurora portfolio presents the opportunity for Nationstar to increase capacity, improve loan performance and drive originations volume through recapture, further enhancing its economic value.

Agreement with ResCap

On May 14, Nationstar signed a definitive agreement to acquire certain residential mortgage servicing assets and other assets from Residential Capital, LLC and related entities (“ResCap”) in connection with ResCap’s proposed asset sale under the U.S. Bankruptcy Code. Nationstar expects to acquire $371 billion in primary mortgage servicing rights and subservicing contracts as measured by UPB.

On June 19, Nationstar was named the ‘stalking horse’ bid by the bankruptcy court, and in connection with being named the ‘stalking horse’ bidder, Nationstar and ResCap amended and restated the definitive purchase agreement as of June 28. Upon closing, expected to occur in January 2013, subject to the auction process, court and other regulatory approvals, the acquisition would result in an estimated pro-forma UPB of $550 billion.

“While the acquisition of the ResCap portfolio will be one of our primary objectives for the second half of 2012, we will continue to explore and pursue other accretive portfolio acquisitions from our $300 billion plus pipeline,” said Mr. Bray.

Detailed information on the assets being acquired and the Section 363 asset sale process are included in Nationstar’s 8-K filings which are available at http://investors.nationstarholdings.com. Information on, or accessible through, our website is not part of this release.

Adjusted EBITDA (“AEBITDA”)

This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA” in this presentation. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes (if any), exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity (“QSPE”).

Pro-forma Earnings per Share (“Pro-forma EPS”)

This disclaimer applies to every usage of pro-forma EPS in this presentation. Pro-forma EPS is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro-forma Q2 ‘12 EPS excludes certain expenses incurred in advance of the closing of the Aurora transaction. These expenses include the advance hiring of servicing staff, recruiting expenses and travel and licensing expenses. Pro-forma Q1 ‘12 EPS normalizes Q1 ‘12 EPS for a full quarter of taxes and share count.

Pro-forma AEBITDA per Share

This disclaimer applies to every usage of pro-forma AEBITDA per share in this presentation. Pro-forma AEBITDA per share is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better AEBITDA per share comparison to prior periods. Pro-forma Q2 ‘12 AEBITDA per share excludes certain expenses incurred in advance of the closing of the Aurora transaction. These expenses include the advance hiring of servicing staff, recruiting expenses and travel and licensing expenses. Pro-forma Q1 ‘12 AEBITDA per share normalizes Q1 ‘12 EPS for a full quarter of share count.

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s second quarter results and other general business matters at 10:00 a.m. (ET) on Tuesday, August 14, 2012. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 800-901-5241, or 617-786-2963 internationally. Please use the participant passcode 17854611 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars and shares in thousands, except per share data)

	Three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
Revenues
Servicing fee income	$86,092	$83,950	$51,236
Other fee income	11,610	7,253	8,141

Total fee income	97,702	91,203	59,377
Gain on mortgage loans held for sale	102,345	70,512	22,822

Total revenues	200,047	161,715	82,199

Total expenses and impairments	130,372	96,577	68,402

Other income (expense)
Interest income	15,650	13,441	16,727
Interest expense	(35,913)	(24,980)	(25,185)
Loss on interest rate swaps and caps	(357)	(268)	—
Fair value changes in ABS securitizations	—	—	(3,613)

Total other income (expense)	(20,620)	(11,807)	(12,071)

Income before taxes	49,055	53,331	1,726
Income tax expense	12,780	3,145	—

Net income	36,275	50,186	1,726
Other comprehensive income, net of tax
Change in value of designated cash flow hedge	(423)	—	(1,210)

Comprehensive income	$35,852	$50,186	$516

Earnings per share:
Basic earnings per share	$0.41	$0.67	$0.02

Diluted earnings per share	$0.41	$0.67	$0.02

Weighted average shares:
Basic	88,500	74,388	70,000
Dilutive effect of stock awards	1,028	173	—

Diluted	89,528	74,561	70,000

Dividends declared per share	$—	$—	$—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2012	March 31, 2012	June 30, 2011
	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$15,892	$355,994	$2,532
Restricted cash	119,512	108,854	84,331
Accounts receivable	2,487,991	521,615	468,072
Mortgage loans held for sale	837,906	378,561	262,597
Mortgage loans held for investment, subject to nonrecourse debt - Legacy Assets	238,173	241,239	255,463
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	—	490,588
Reverse mortgage interests	310,074	148,365	—
Receivables from affiliates	13,083	13,148	7,351
Mortgage servicing rights – fair value	596,462	266,169	151,557
Mortgage servicing rights – amortized cost	8,357	—	—
Property and equipment, net	39,090	25,106	15,667
Real estate owned (REO), net	3,429	5,720	17,249
Other assets	226,261	113,991	35,335

Total assets	$4,896,230	$2,178,762	$1,790,742

Liabilities and equity
Notes payable	$2,412,364	$767,754	$604,770
Unsecured senior notes	555,938	280,568	244,759
Payables and accrued liabilities	639,839	241,317	78,764
Derivative financial instruments	18,911	7,240	8,214
Derivative financial instruments, subject to ABS nonrecourse debt	—	—	14,151
Mortgage servicing liabilities – amortized cost	81,979	17,102	—
Nonrecourse debt - Legacy Assets	106,271	109,794	126,026
ABS nonrecourse debt (at fair value)	—	—	447,845
Excess spread financing (at fair value)	266,693	47,324	—
Participating interest financing	181,114	114,322	—

Total liabilities	4,263,109	1,585,421	1,524,529

Total equity	633,121	593,341	266,213

Total liabilities and equity	$4,896,230	$2,178,762	$1,790,742

SERVICING FEE INCOME DETAIL

(dollars in thousands)

	Three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
	(unaudited)	(unaudited)	(unaudited)
Total servicing fee income before MSR fair value adjustments	$109,222	$87,524	$60,603
Fair value adjustments on excess spread financing	(2,412)	(4,852)	—
Reverse mortgage servicing liability accretion	(9)	633	—
MSR changes in fair value:
Due to changes in valuation inputs or assumptions	(11,054)	9,368	(3,746)
Other changes in fair value	(9,821)	(8,873)	(4,192)

Servicing fee income	85,926	83,800	52,665

Other fee income	5,969	7,302	3,466

Total servicing fee income	$91,895	$91,102	$56,131

PRO-FORMA EARNINGS PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	June 30, 2012	March 31, 2012
	(unaudited)	(unaudited)
Net Income	$36,275	$50,186
Income taxes	12,780	3,145

Income before taxes	49,055	53,331
Aurora ramp expenses	4,136	—

Pro-forma pre-tax income	53,191	53,331

Income taxes (using estimated Q2 ‘12 tax rate)	(13,856)	(13,893)

Pro-forma Income	$39,335	$39,438

Average shares outstanding (using Q2 ‘12 share count)	89,528	89,528

Pro-forma EPS	$0.44	$0.44

PRO-FORMA OPERATING AEBITDA PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	June 30, 2012	March 31, 2012
	(unaudited)	(unaudited)
AEBITDA	$101,201	$77,243
Aurora ramp expenses	4,136	—

Pro-forma AEBITDA	$105,377	$77,243

Average shares outstanding (using Q2 ‘12 share count)	89,528	89,528

Pro-forma AEBITDA per share	$1.18	$0.86

AEBITDA RECONCILIATION

(dollars in thousands)

	Three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
Net Income/(Loss) from Operating Segments to Adjusted EBITDA Reconciliation
Net income	$36,275	$50,186	$1,726
Plus:
Net (income)/loss from Legacy Portfolio and Other	7,373	8,047	5,098
Income tax expense	12,780	3,145	—

Net income/(loss) from Operating Segments	56,428	61,378	6,824
Adjust for:
Interest expense from unsecured senior notes	13,516	8,542	7,531
Depreciation and amortization	1,758	1,242	694
Change in fair value of mortgage servicing rights	20,875	(495)	7,938
Amortization of mortgage servicing liabilities	9	(633)	—
Restructuring charges	—	—	—
Share-based compensation	6,353	2,395	5,238
Fair value changes on excess spread financing	2,412	4,852	—
Fair value changes in derivatives	(150)	(38)	—
Ineffective portion of cash flow hedge	—	—	(513)

Adjusted EBITDA	$101,201	$77,243	$27,712

Adjusted EBITDA per share	$1.13	$1.04	$0.40

Earnings per share	$0.41	$0.67	$0.02

SEGMENT AEBITDA RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED JUNE 30, 2012

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	$37,378	$63,823	$101,201	$(7,488)	$93,713

Interest expense on corporate notes	(13,516)	—	(13,516)	—	(13,516)
MSR valuation adjustment	(20,875)	—	(20,875)	—	(20,875)
Excess spread adjustment	(2,412)	—	(2,412)	—	(2,412)
Amortization of mortgage servicing obligations	(9)	—	(9)	—	(9)
Depreciation & amortization	(1,238)	(520)	(1,758)	(96)	(1,854)
Stock-based compensation	(4,147)	(2,206)	(6,353)	718	(5,635)
Fair value adjustment for derivatives	150	—	150	(507)	(357)

Pre-Tax Income	(4,669)	61,097	56,428	(7,373)	49,055

Income Tax	—	—	—	—	(12,780)

Net Income	—	—	—	—	$36,275

Average shares outstanding	89,528	89,528	89,528	89,528	89,528

Earnings per share					$0.41

Pre-Tax Income per share	$(0.05)	$0.68	$0.63	$(0.08)	$0.55

AEBITDA per share	$0.42	$0.71	$1.13	$(0.08)	$1.05

FOR QUARTER ENDED MARCH 31, 2012

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	$34,850	$42,393	$77,243	$(7,453)	$69,790

Interest expense on corporate notes	(8,542)	—	(8,542)	—	(8,542)
MSR valuation adjustment	495	—	495	—	495
Excess spread adjustment	(4,852)	—	(4,852)	—	(4,852)
Amortization of mortgage servicing obligations	633	—	633	—	633
Depreciation & amortization	(860)	(382)	(1,242)	(288)	(1,530)
Stock-based compensation	(2,155)	(240)	(2,395)	—	(2,395)
Fair value adjustment for derivatives	38	—	38	(306)	(268)

Pre-Tax Income	19,607	41,771	61,378	(8,047)	53,331

Income Tax	—	—	—	—	(3,145)

Net Income	—	—	—	—	$50,186

Average shares outstanding	74,561	74,561	74,561	74,561	74,561

Earnings per share					$0.67

Pre-Tax Income per share	$0.26	$0.56	$0.82	$(0.11)	$0.71

AEBITDA per share	$0.47	$0.57	$1.04	$(0.10)	$0.94

FOR QUARTER ENDED JUNE 30, 2011

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	$23,381	$4,331	$27,712	$(4,958)	$22,754

Interest expense on corporate notes	(7,466)	(65)	(7,531)	—	(7,531)
MSR valuation adjustment	(7,938)	—	(7,938)	—	(7,938)
Excess spread adjustment	—	—	—	—	—
Amortization of mortgage servicing obligations	—	—	—	—	—
Depreciation & amortization	(396)	(298)	(694)	(115)	(809)
Stock-based compensation	(4,695)	(543)	(5,238)	(25)	(5,263)
Fair value adjustment for derivatives	513	—	513	—	513

Pre-Tax Income	3,399	3,425	6,824	(5,098)	1,726

Income Tax	—	—	—	—	—

Net Income	—	—	—	—	$1,726

Average shares outstanding	70,000	70,000	70,000	70,000	70,000

Earnings per share					$0.02

Pre-Tax Income per share	$0.05	$0.05	$0.10	$(0.07)	$0.02

AEBITDA per share	$0.33	$0.06	$0.40	$(0.07)	$0.33

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar currently services over one million residential mortgages totaling $193 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling Nationstar to mitigate servicing portfolio run-off and improve credit performance for loan investors. Nationstar currently employs approximately 4,000 people, entirely based in the United States.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar Mortgage LLC’s Annual Report on Form 10-K for the year ended December 31, 2011, and other required reports, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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